                                                                   EXHIBIT 23.01

                        CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement on Form S-3 (File No. 33-64861) of MBIA Inc. and Subsidiaries (the "Company") of:

1. Our report dated February 1, 1995, on our audits of the consolidated financial statements of the Company as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which report is incorporated by reference into the Company's 1994 Annual Report on Form 10-K.

2. Our report dated February 1, 1995 on our audits of the financial statement schedules of the Company, which report is included in the Company's 1994 Annual Report on Form 10-K.

We also consent to the reference to our firm under the caption "Experts".

                                        Coopers & Lybrand L.L.P.

New York, New York
December 14, 1995